Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Registration Statement on Form S-3 of Dolan Media Company (the Company) of our report dated December 18, 2009, relating to our audits of the consolidated financial statements of the Company (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the retrospective adoption of Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements – an amendment of Accounting Research Bulletin No. 51), which is included in the Current Report on Form 8-K filed by the Company on December 18, 2009, our report dated March 11, 2009, relating to the effectiveness of the Company’s internal control over financial reporting as of December 31, 2008; and our report dated April 25, 2007, relating to our audit of the financial statements of The Detroit Legal News Publishing, LLC for the year ended December 31, 2006, which appear in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008. We also consent to the reference to us under the caption “Experts” in the prospectus, which is part of this registration statement.
/s/ McGladrey & Pullen, LLP
Minneapolis, Minnesota
December 18, 2009